Filed pursuant to Rule 433
  Registration No. 333-208507

ROYAL BANK OF CANADA
MEDIUM-TERM NOTES, SERIES G
$1,250,000,000
2.750% SENIOR NOTES, DUE FEBRUARY 1, 2022
FINAL TERM SHEET
DATED JANUARY 25, 2017

Terms and Conditions
Issuer:	Royal Bank of Canada

Title of the Series:	2.750% Senior Notes, due February 1, 2022 (the “Notes”)

Expected Ratings[1]:	Aa3 / AA- / AA (Negative / Negative / Negative)

Principal Amount:	$1,250,000,000

Issue Price:	99.977%

Trade Date:	January 25, 2017

Settlement Date (T+4) [2]:	January 31, 2017

Maturity Date:	February 1, 2022

Minimum Denomination:	$1,000 and multiples of $1,000

Interest Rate:	2.750%

Treasury Benchmark:	2.000 % UST due December 2021

Treasury Benchmark Price:	100-03 ¾

Treasury Yield:	1.975%

Re-offer Spread to Treasury Benchmark:	T + 78bps

Re-Offer Yield:	2.755%

Fees:	0.250%

1 A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

2 Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle no later than three business days after the trade date, unless the parties to such trade expressly agree otherwise at the time of the trade. Accordingly, purchasers who wish to trade on any date more than three business days prior to delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.

Interest Payment Dates:	Semi-annually on each February 1 and August 1, beginning August 1, 2017

Payment Convention:	Following business day convention, unadjusted

Business Days:	New York, Toronto

Day Count Fraction:	30/360

Listing:	None

Optional Redemption:	None

CUSIP / ISIN:	78012KZG5 / US78012KZG56

Lead Managers and Joint Book Runners:	RBC Capital Markets, LLC Credit Suisse Securities (USA) LLC Goldman, Sachs & Co.

Joint Lead Manager:	nabSecurities, LLC

Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead managers will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets, LLC toll free at 1-866-375-6829, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, or Goldman, Sachs & Co. toll-free at 1-866-471-2526.